Exhibit 10.3

Consulting Agreement

This consulting agreement (the “Agreement”), entered into on March 13, 2009 and effective as of the Effective Date (as defined in Section 1(e)), is made by and between BioNeutral Group, Inc., a Nevada corporation (together with any successor thereto, the “Company”), and James Crane, an independent provider of services (the “Contractor”).

RECITALS

A.           The Company desires to assure itself of the services of the Contractor, as an independent contractor, by engaging the Contractor to perform services under the terms hereof.

B.           The Contractor desires to provide services to the Company, as an independent contractor, on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1. Certain Definitions.

(a) “Stock Award” shall have the meaning set forth in Section 3(a).

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change in Control Event” shall mean any event subsequent to February 6, 2009, which results in:

[1] A change in the majority ownership of the Company such that the current majority shareholder(s) no longer retain majority control over the Company’s daily business operations and a shareholder vote called by the current majority shareholders will not necessarily result in the wishes of the majority shareholder being met

[2] An event whereby the Company is acquired by another business and the acquiring business obtains majority control through the acquisition or award by the Company's Board, of the majority of the seats on the Board of Directors

[3] An event whereby the Company is acquired by another business and the acquiring business obtains majority control through majority share ownership

[4] An event whereby the Company is acquired by another business and the acquiring business obtains majority control through voting control rights specific to a designation of shareholder rights or a stockholders’ agreement; or through a reverse or other merger subsequent to the merger between BioNeutral Laboratories Corporation USA and Moonshine Creations, Inc on January 30, 2009.

(d)  “Company” shall, except as otherwise provided in Section 6(f), have the meaning set forth in the preamble hereto.

(e) “Contractor” shall have the meaning set forth in the preamble hereto.

(f) “Date of Termination” shall mean the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(g)  “Effective Date” shall mean January 29, 2009, the date Contractor’s Consulting with the Company commences hereunder.

(h)  “Notice of Termination” shall have the meaning set forth in Section 4(b).

(i)  “Term” shall have the meaning set forth in Section 2(b).

(j)  “SEC” shall mean the United States Securities and Exchange Commission.

(k) “Super 8-K” shall mean the Form 8-K as filed with the United States Securities and Exchange Commission on or around January 30, 2009, which is inclusive of the Company’s audited financial statements for the years ended December 31, 2007 and 2006, and its reviewed financial statements for the period ended September 30, 2008.

(l) “Registration Rights” shall mean that the Contractor shall have piggyback registration rights such that all shares of common stock issued under the Stock Award are to be included in any and all registration statement(s) filed by the Company until a registration statement is deemed effective by the United States Securities and Exchange Commission ("SEC") subsequent to the Effective Date.

2. Consulting.

(a) In General.  The Company shall engage the Contractor and the Contractor shall perform services on behalf of the Company upon the other terms and conditions herein provided.

(b) Term of Agreement.  The initial term under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the first anniversary thereof, unless earlier terminated as provided in Section 4.  Upon expiration of the Initial Term, the Consulting term hereunder shall automatically be extended for successive one year periods (“Extension Terms” and, if so extended, collectively with the Initial Term, the “Term”); provided that the parties agree on appropriate compensation during such Extension Terms and neither party has delivered notice of non-extension to the other; provided further that any notice of non-extension shall be delivered no later than 30 days prior to the expiration of the then-applicable Term.

(c) Position and Duties.  During the Term, the Contractor shall provide services to the Company as defined in Exhibit A to the Agreement.  The Contractor will be subject to direction of the Board; shall report directly to the Board; and agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.

3. Compensation and Related Matters.

(a) Cash and Shares of Common Stock in Lieu of Cash.    The Contractor will receive a monthly fee of $5,000, payable by the 15th of each month until the Agreement or terms within the Agreement expire or the Agreement is terminated.  However, it is agreed that for the months of March and April 2009, the Contractor will accept as payment in lieu of cash, a total of 10,000 shares of common stock.  All shares of the Company's common stock issued under this Section 3 (a) shall contain Registration Rights as defined herein such that the Company will include all shares issued under the Stock Award in any and all registration statements filed subsequent to the Effective Date until a registration statement is deemed effective by the SEC. Such shares are to be issued to the Contractor immediately and are free of all vesting provisions.

(b) Stock Award.  As of January 29, 2009, the Contractor received an award of 150,000 shares of the Company's common stock (the “Stock Award”) to be delivered in accordance with Section 23, which shall be in partial payment of the Contractor's fees that the Contractor expects to earn in performance of the Contractor's services over the Term and as defined in Exhibit A.  All shares of the Company's common stock issued under this Stock Award shall contain Registration Rights as defined herein such that the Company will include all shares issued under the Stock Award in any and all registration statements filed subsequent to the Effective Date until a registration statement is deemed effective by the SEC.  At all times, it is intended that the Contractor is compensated as a contractor under the applicable rules and regulations of the Internal Revenue Service and the State of New Jersey in effect during the Term.

(c) Vesting. The Stock Award will vest according to the following timeline:

1.)
75,000 shares of the Company's common stock vested on January 30, 2009, as a result of the filing of Form 8-K announcing the closing of the reverse merger between BioNeutral Laboratories Corporation USA and Moonshine Creations, Inc.

2.)	An additional 75,000 shares of the Company's common stock shall vest on the twelve month anniversary of the Effective Date.

3.)
In the event of a Change in Control Event as defined in Section 1(c), all shares of the Company's common stock under the Stock Award, as detailed in Section 3(a), shall be considered to be fully earned and all vesting terms outlined above shall be accelerated as such.

(d) Expenses.  The Company shall reimburse the Contractor for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.  The travel needs to be approved by the Company in advance.

4. Termination.

(a) The Contractor’s Consulting hereunder may be terminated by the Company or the Contractor, as applicable, for any reason with or without cause, without any breach of this Agreement.

(b) Notice of Termination.  Any termination of the Contractor’s Consulting by the Company or by the Contractor under this Section 4 shall be at least 30 days following the date of such notice (a “Notice of Termination”).

(c) Termination due to Death or Disability.  If the Agreement is terminated by reason of the Contractor's death or Disability, then the Contractor or, as applicable, his estate or other legal representative, shall be entitled to receive the amounts described in Section 4(c), if the Contractor, or his legal representative, executes and does not thereafter revoke, a General Release in a form acceptable to the Company.

5. Contractor Obligations Upon Termination of Consulting

(a) Contractor will deliver to the Company any compositions, articles, devices, computer software, computer diskettes and other storage media including all copies or specimens thereof in their possession (whether at the place of work, at home or elsewhere), that have been prepared or made by the Contractor or others, and any other items which disclose or embody Confidential Information, or reproductions of any aforementioned items developed by the Contractor  pursuant to services provided by the Contractor or otherwise belonging to the Company, its successors or assignees, including, but not limited to, those records maintained pursuant to Section 2(c).

6. Restrictive Covenants.

(a) Confidentiality.  The Contractor agrees that he will not during the Term or thereafter divulge to anyone (other than the Company or any persons designated by the Company) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, business strategies, marketing, sales and distribution plans.  The Contractor further agrees that he will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of the Contractor’s duties hereunder) without the prior written consent of the Company.  This provision does not apply to information which becomes available publicly without the fault of the Contractor or information which the Contractor is required to disclose in legal proceedings, provided the Contractor gives advance notice to the Board and an opportunity to for the Company to resist such disclosure.

(b) Competitive Business Restrictions.  During the Term, the Contractor shall not engage directly or indirectly, whether as an Contractor, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which would or might interfere with any of his duties or obligations hereunder or which is competitive with or similar to the business of the Company or any of its subsidiaries or affiliates.  Notwithstanding the foregoing, the Contractor shall have the right to own up to one percent (1%) of the shares of any publicly traded company in a business which is competitive with or similar to the business of the Company or any of its subsidiaries or affiliates.

(c) Non-Solicitation.  The Contractor further agrees that during the Term and during the period beginning on the Date of Termination and ending on the first anniversary of the Date of Termination, the Contractor will not engage or attempt to engage or assist anyone else to engage any person who is a Restricted Employee.  As used herein, “Restricted Employee” means any person engaged by the Company or any of its subsidiaries or affiliates as of the Date of Termination or at any time during the 120 day period prior to the Date of Termination.

(d) Non-Compete.  In consideration of the Company’s agreements herein, the Contractor agrees, in addition to any other obligation imposed by this Section 6, that he will not, during the Restricted Period, engage directly or indirectly (other than as a holder of not in excess of one percent (1%) of the shares of any publicly traded company), whether as an Contractor, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which is competitive with or similar to any business of the Company or any potential business which as of the Date of Termination has been submitted to the Board for consideration and is under active consideration by the Board (any such business or endeavor, a “Competitive Business”), anywhere in the United States.  The Contractor specifically acknowledges that he is not a founder, creator or builder of the business of the Company but is a key Contractor of the Company, he has access to confidential information, trade secrets, and the like, of the Company; that he has independent means of supporting himself and his family; and that in view of the foregoing, the restrictions imposed by this Section 6(d) are reasonably necessary to protect the Company against unfair competition by the Contractor and are not unduly burdensome to the Contractor. As used in this Agreement, the term “Restricted Period” means the period beginning on the Date of Termination and ending on the third anniversary of the Date of Termination.

(e) Non-Disparagement.  The Company agrees not to disparage the Contractor and the Contractor agrees not to disparage the Company, any of its products or practices, or any of its directors, Contractors, agents, representatives, stockholders or affiliates, either orally or in writing, at any time during or subsequent to the Term of this Agreement.

(f) Interpretation.  In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  As used in this Section 6, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries or affiliates.

(g) The Restrictive Covenants of Confidentiality, Competitive Business Restrictions, Non-Competition , Non Solicitation and Non Disparagement shall survive termination for a period of five (5) years.

7. Representations and Warranties of Contractor.  The Contractor represents and warrants that the Contractor is not a party to any other Consulting agreement, noncompetition agreement or other agreement which restriction could interfere with the Contractor’s Consulting with the Company or the Company’s rights and the Contractor’s obligations hereunder and that the Contractor’s acceptance of Consulting with the Company and the performance of the Contractor’s duties hereunder will not breach the provisions of any contract, agreement or understanding to which the Contractor is party or any duty owed by the Contractor to any other person or entity.

8. Information of Others.  The Contractor agrees that Contractor will not, during his Consulting or service with the Company, use or disclose any confidential or proprietary information or trade secrets of any former or concurrent engager or other person or entity and that Contractor will not bring onto the premises of the Company any unpublished document or other confidential or proprietary information belonging to any such engager, person or entity unless consented to in writing by such engager, person or entity.

9. Injunctive Relief.  The Contractor recognizes and acknowledges that a breach of the covenants contained in Section 6 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Contractor agrees that in the event of a breach of any of the covenants contained in Section 6, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

10. Assignment and Successors.  The Company may assign its rights and obligations under this Agreement to any entity which is a successor to all or substantially all the assets of the Company, by merger or otherwise.  This Agreement may not be assigned by the Contractor. This Agreement shall be binding upon and inure to the benefit of the Company, the Contractor and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11. Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction, and where applicable, the laws of the United States. Venue is established in Delaware and both parties hereto irrevocable submit themselves to venue therein.

12. Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration before a panel of one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining, except where those rules conflict with this provision, in which case this provision controls.  Any court with jurisdiction shall enforce this clause and enter judgment on any award.  The arbitrator shall be selected within twenty business days from commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA.  Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the Parties.  The arbitration shall be held in New Jersey and the arbitrators shall apply the substantive law of New Jersey, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.  Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm.  The arbitrator shall not award either party punitive, exemplary, multiplied or consequential damages, or attorneys’ fees or costs.

Notwithstanding the foregoing, the parties acknowledge and agree that the other party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which such parties may be entitled at law or in equity, they shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary preliminary and permanent injunctive relief in any court of competent jurisdiction to prevent breaches or threatened breaches of any of the provisions of this Agreement.

13. Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party shall have specified by notice in writing to the other party):

(a) If to the Company:

BioNeutral Group, Inc.
211 Warren Street
Newark, New Jersey 07103
United States of America

(b) If to the Contractor:

James Crane
c/o J. Crane & Company
47 Third Street, Suite 301
Cambridge, Massachusetts 02141
United States of America

14. Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15. Entire Agreement.  The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Consulting of the Contractor by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.  This Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) shall supersede all undertakings or agreements, whether written or oral, previously entered into by the Contractor and the Company or any predecessor thereto or affiliate thereof with respect to the Consulting of the Contractor by the Company.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

16. Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Contractor and the Company.  By an instrument in writing similarly executed, the Contractor or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17. No Inconsistent Actions.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18. Construction.  This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “or” is used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19. Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

20. Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

21. Contractor Acknowledgement.  The Contractor acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

22. Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination and shall remain in force for a period of five years after termination.

23. Stock Certificates.  The common stock certificates to be issued in accordance with Section 3(a) shall be delivered as follows:

(a) A stock certificate for 82,585 shares of the Company's common stock was previously delivered in the following name and at the following address as follows:

James Crane
c/o J. Crane & Company
47 Third Street, Suite 301
Cambridge, MA 02141

(b) A stock certificate for 77,415 shares of the Company's common stock shall be delivered in the following name and at the following address as follows:

James Crane
c/o J. Crane & Company
47 Third Street, Suite 301
Cambridge, MA 02141

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

BIONEUTRAL GROUP, INC.: By: Stephen Browand Title: President and Chief Executive Officer By: Raj Pamani Title: Director

CONTRACTOR: By: /s/ James Crane James Crane

Exhibit A

1) Position and Duties

The Contractor shall in general have duties described below, including without limitation, the responsibility to:

(a) Serve as the Company's Chief Financial Officer and accept all customary duties of a Chief Financial Officer of a public company who shares of common stock are traded on the United States Over-the-Counter Bulletin Board.

(b) Keep a complete and accurate accounting of receipts and disbursements in the corporate accounting records;

(c) Render a complete financial report at the annual meeting of the shareholders if so requested;

(d) Be responsible to act as the main depository of the Company's accounting, finance and corporate records.  Provide such records as requested in a timely manner.

(e) Provide consulting services with regard to fundraising, private placements, general securities law matters (but with a full understanding that any actions on behalf of the Company or communications with the Company do not constitute legal advice or a suggestion that the Contractor can be relied upon for sound legal advice), business plan development, filings with the SEC on Form 10-K and Form 10-Q.

(f) Attendance with all shareholder or meetings of the Board as requested by the Company

(g) All other services or in particular other filings with the SEC such as registration statements on Form S-1 or Form 10, or other filings, which are not outlined within the Agreement shall be considered separate and distinct services for which the Contractor and management of the Company will negotiate and agree upon appropriate compensation prior to other services or other filings being attempted or completed by the Contractor.